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QUAKER STATE CORPORATION AND SUBSIDIARIES                            EXHIBIT 11
Computation of Net Income Per Share
(in thousands except per share data, unaudited)


                                                                          Quarter Ended        Nine Months Ended
                                                                       9/30/98     9/30/97     9/30/98     9/30/97
                                                                       -------     -------     -------     -------
1.  Net income                                                         $   986     $ 5,309     $ 4,379     $21,018
                                                                       =======     =======     =======     =======

2.  Average number of shares of capital
    Stock outstanding--Basic                                            36,430      35,140      36,384      35,042

3.  Shares issuable upon exercise of dilutive
    stock options outstanding during the period,
    Based on average market prices                                         245         313         445         214

4. Average number of capital and capital equivalent
    shares outstanding--Diluted (2 + 3)                                 36,675      35,453      36,829      35,256

5. Net income per capital and capital equivalent
    Share - Basic  (1 divided by 2)                                    $  0.03     $  0.15     $  0.12     $  0.60
                                                                       =======     =======     =======     =======

6. Net income per capital share assuming full
    Dilution - Diluted (1 divided by 4)                                $  0.03     $  0.15     $  0.12     $  0.60
                                                                       =======     =======     =======     =======
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